UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 21, 2021
Date of Report (Date of earliest event reported)

SLINGER BAG INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-214463	61-1789640
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2709 N. Rolling Road, Suite 138
Windsor Mill, MD
21244
(Address of Principal Executive Offices)

(443) – 407 7564
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: Not Applicable

Emerging growth company [X]

Item 1.01	Entry into a Material Definitive Agreement

Foundation Sports Systems, LLC Membership Interest Purchase Agreement

On June 21, 2021, the Slinger Bag Americas Inc., the Company’s wholly-owned subsidiary (“SBA”) entered into a membership interest purchase agreement (“MIPA”) with Charles Ruddy, an individual residing in the State of Massachusetts (the “Seller”), pursuant to which SBA acquired a 100% ownership stake in Foundation Sports Systems, LLC, a Massachusetts limited liability company (“Foundation Sports”), in exchange for 1,000,000 shares of common stock of the Company to be issued in three tranches (the “Purchase Price”): (i) 600,000 shares of common stock to be issued and delivered to the order of the Seller on June 18, 2021 (the “Closing Date”), 200,000 more shares of common stock to be issued and delivered to Seller on the first anniversary of the Closing Date and (iii) 200,000 more shares of common stock to be issued and delivered to Seller on the second anniversary of the Closing Date (collectively, the “Shares”), provided that 10% of the shares of each tranche will be held back by SPA and not delivered to the Seller for a period of 12 months from the date of their issuance

Foundation Sports provides B2B cloud based business software and services, including operational (booking) and payments software as well as digital platform management (web site design, hosting, IOS and Android apps), to the tennis industry. Its products enable tennis facilities to optimize their marketing, operations and customer facing / self-service technology that strengthens their brand and increases customer engagement.

The Shares are subject to a 12-month lock-up from their date of delivery during which time they may not be offered or sold by the Seller or any other recipient thereof without the express written consent of SBA.

On June 21, 2021, at the direction of SPA, Foundation Sports entered into the following agreements:

Charles Ruddy Service Agreement

A service agreement with the Seller pursuant to which the Seller was engaged as and became the President of Foundation Sports. The Seller will be paid a “base salary” of U.S. $250,000.00 per annum. Foundation Sports will contribute 5.0% of the Seller’s base salary (on an annualized basis) to a self- directed pension plan. The Seller be entitled to participate in:

i.	the the Foundation Sports annual incentive plan at a 30% of base salary eligibility level.
ii.	any equity or option plan adopted for its directors, officers and/or executives of Foundation Sports, including the Company’s Incentive Stock Option Plan.
iii.	(subject to confirmation from the Company) an award of shares of the Company’s common stock or warrants in value equal to 50% of the Seller’s applicable base salary on an annual basis.
iv.	standard executive benefit plans, such plan to include without limitation, group medical, prescription drug, dental & vision care, life and permanent disability insurance plans.

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The Seller’s employment with Foundation Sports may be terminated at any time subject to certain compensation rights in favor of the Seller.

Jaana Gilbert Service Agreement

A service agreement with the Jaana Gilbert (“JG”) pursuant to which JG was engaged as and became the Principal Engineer of Foundation Sports. JG will be paid a “base salary” of U.S. $150,000.00 per annum. Foundation Sports will contribute 5.0% of JG’s base salary (on an annualized basis) to a self-directed pension plan. JG be entitled to participate in:

i.	the the Foundation Sports annual incentive plan at a 15% of base salary eligibility level.
ii.	standard executive benefit plans, such plan to include without limitation, group medical, prescription drug, dental & vision care, life and permanent disability insurance plans.

JG’s employment with Foundation Sports is for a term of 12 months subject to mutually agreed extensions and may be terminated at any time subject to certain compensation rights in favor of JG.

George Kustas Consulting Agreement

A consulting agreement with the George Kustas (“GK”) pursuant to which GK was engaged as and became a technical service consultant of Foundation Sports. GK will be paid a monthly consulting fee of U.S. $7,500.

The term of JG’s consulting engagement with Foundation Sports is 12 months subject to mutually agreed extensions.

A copy of the MIPA, the Charles Ruddy Service Agreement, the Jaana Gilbert Service Agreement and the George Kustas Consulting Agreement are attached hereto as Exhibits 10.1 through 10.4 and the above summaries of such agreements is subject to full terms of the applicable agreement.

Item 2.01	Completion of Acquisiton or Disposition of Assets

The disclosure in Item 1.01 is hereby incorporated by refrence in full.

Item 3.02	Unregistered Sales of Equity Securities

On June 23, 2021, the Company issued 540,000 shares of its common stock to the Seller under the MIPA, which consists of 600,000 shares less a hold-back of 10% (i.e., 60,000) shares as part payment of the first tranche of the Purchase Price.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report.

10.1	Membership Interest Purchase Agreement dated June 21, 2021
10.2	Charles Ruddy Service Agreement dated June 21, 2021
10.3	Jaana Gilbert Service Agreement dated June 21, 2021
10.4	George Kustas Consulting Agreement dated June 21, 2021

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Slinger Bag inc. a Nevada corporation

Dated: June 23, 2021	By:	/s/ Mike Ballardie
Chief Executive Officer and Sole Director

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